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                                                                  Exhibit (m)(2)

                              EXCELSIOR FUNDS TRUST

                    DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                  July 30, 2004

     This Distribution Plan (the "Plan") was adopted by the Board of Trustees of Excelsior Funds Trust (the "Trust") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act") on July 30, 2004.

     Section 1. Payments. The Trust is hereby authorized to reimburse its Distributor (or any other person) for costs and expenses incurred in providing services relating to the offering and sale of the Retirement Class shares of each of the Trust's Equity Income Fund and Mid Cap Value Fund (all such shares, hereinafter called "Shares" and all such Funds hereinafter called "Funds"). Reimbursement by the Trust under the Plan will be paid monthly subject to a limit of .50% per annum of the average daily net asset value of Shares of such Fund. For purposes of determining the reimbursement payable under the Plan, the net asset value of the outstanding Shares of the respective Fund shall be computed in the manner specified in the Trust's prospectuses and statements of additional information for such Shares.

     Section 2. Payments Under the Plan. Payments to the Distributor under
Section 1 of the Plan will be to reimburse the Distributor for costs and expenses incurred in providing its services which are intended to result in the sale of the Shares. Such amounts may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of the Shares, including, without limitation: (a) direct out-of-pocket promotional expenses incurred by the Distributor in connection with the advertising and marketing of Shares; and (b) payments to one or more securities dealers, financial institutions or other industry professionals and financial intermediaries, such as but not limited to investment advisers, accountants and estate planning firms, including affiliates of the Distributor (severally, a "Distribution Organization") for distribution assistance. As used herein, "direct out-of-pocket promotional expenses" include without limitation amounts spent by the Distributor in connection with advertising via radio, television, newspapers, magazines and otherwise; preparing, printing and mailing sales materials, brochures and prospectuses (except for prospectuses used for regulatory purposes or for distribution to existing shareholders); and other out-of-pocket expenses incurred in connection with the promotion of the Shares.

     Payments made by a particular Fund must be for distribution services rendered for or on behalf of such Fund. However, joint distribution financing with respect to Shares of the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

     Section 3. Reports of Distributor. So long as the Plan is in effect, the Distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a

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written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

     Section 4. Approval of Plan. The Plan will become effective immediately, as to any series of Shares, upon its approval by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     Section 5. Continuance of Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4.

     Section 6. Amendments. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which any series of Shares may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Shares of such series, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4 hereof.

     Section 7. Termination. The Plan is terminable, as to any series of Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding Shares of such series.

     Section 8. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

     Section 9. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Adopted on July 30, 2004.

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